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Exhibit 99.1

PRESS RELEASE

First Community Bancorp
(NASDAQ: FCBP)

Contact:	Matthew P. Wagner President and Chief Executive Officer 120 Wilshire Boulevard Santa Monica, CA 90401	Lynn M. Hopkins Executive Vice President and Chief Financial Officer 275 North Brea Boulevard Brea, CA 90401
Phone:	310-458-1521 × 271	714-674-5330
Fax:	310-451-4555	714-674-5381
FOR IMMEDIATE RELEASE	JULY 23, 2002

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2002

Rancho Santa Fe, California... First Community Bancorp (the "Company") (Nasdaq: FCBP) today announced consolidated operating income (net income before intangible amortization expense and a one-time gain on sale of the merchant card portfolio business, net of applicable taxes) for the three months ended June 30, 2002 of $3,515,000 or $0.44 per diluted share. This compares with consolidated operating income of $1,563,000, or $0.32 per diluted share, for the three months ended June 30, 2001, an increase of approximately 37.5%. The increase in diluted operating income per share for the second quarter of 2002 compared to the same quarter of 2001 relates primarily to the accretive nature of the Company's acquisition activity which includes: (i) an increase in the Company's net interest margin despite a lower interest rate environment in 2002; (ii) the absence of an allowance for loan loss provision in the current period based on credit quality indicators in the Company's loan portfolio; and (iii) cost consolidation as acquired banks are converted to the Company's operating platform and other operating efficiencies are accomplished.

Consolidated net income for the three months ended June 30, 2002 was $3,860,000 or $0.49 per diluted share. This compares with net income of $1,487,000 or $0.31 per diluted share, for the three months ended June 30, 2001.

Consolidated operating income (net income before intangible amortization expense and a one-time gain on sale of the merchant card portfolio business, net of applicable taxes) for the six months ended June 30, 2002 was $5,677,000, or $0.77 per diluted share. This compares with consolidated operating income of $3,198,000, or $0.68 per diluted share, for the six months ended June 30, 2001, an increase of approximately 13.2%. The increase for the six month period is due primarily to the accretion achieved from the three bank acquisitions completed since the end of the third quarter of 2001, as operating income improved 77.5% while diluted shares increased by just 55.6%.

Consolidated net income for the six months ended June 30, 2002 was $6,022,000 or $0.82 per diluted share. This compares with net income of $3,064,000, or $0.65 per diluted share for the six months ended June 30, 2001.

First Community closed a registered public offering of 3.4 million shares of its stock on July 17, 2002 at a price of $24.50 per share. The underwriters for the offering, which are Friedman, Billings, Ramsey & Co., Inc., Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Incorporated, have exercised their over-allotment option to purchase an additional 510,000 shares of common stock from First Community. The over-allotment is expected to close on Wednesday, July 24, 2002. The net proceeds are expected to be used for the cash consideration portion of First Community's three pending acquisitions of Upland Bank, Marathon Bancorp and First National Bank, all of which are expected to close during the third quarter of 2002. Copies of the final prospectus may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street North, Arlington, Va., 22209. In addition, First Community closed a $10.0 million trust preferred issue on June 26, 2002 in a private placement.

On April 18, 2002, First Community announced a pending merger based upon an agreement to acquire all of the outstanding common stock of Upland Bank ("Upland"). Upland is a $110 million-asset bank with branches in Upland and Chino. The Upland merger agreement provides that First Community will issue 0.5034 shares of its common stock or $11.73 in cash in exchange for each outstanding share of Upland common stock or common stock equivalent. Cash is expected to comprise approximately 35% of the total consideration in this transaction. The merger is subject to standard conditions, including the approval of the shareholders of Upland and bank regulatory agencies. The pending merger with Upland received regulatory approval on June 25, 2002 and the Upland shareholder meeting will be held on August 19, 2002. Upon receipt of shareholder approval and satisfaction or waiver of other conditions, the transaction is expected to close in August 2002, at which time Upland will be merged into Pacific Western with Pacific Western as the surviving bank.

On April 29, 2002 First Community announced the signing of a definitive agreement and plan of merger with First National Bank (the "First National Agreement"). Pursuant to the First National Agreement, each First National shareholder shall have the right to elect to receive for each share of First National common stock or First National preferred stock either $10.00 in cash or 0.5008 of a share of First Community common stock. The definitive agreement provides that 2,762,662 shares of First Community common stock are to be issued to First National shareholders. In the event that the closing price of First Community's common stock is less that $19.97 per share as of the closing date of the merger, the First National Merger Agreement contains provisions that require First Community to issue stock to ensure that the value of the consideration First National shareholders receive is at least equal to the consideration they would have received had the closing price of First Community's common stock on the closing date of the merger been $19.97 per share, and to ensure that at least 45% of the total consideration shall be in the form of First Community's common stock.

The First National merger is subject to standard conditions, including the approval of First National's shareholders, First Community's shareholders and bank regulatory agencies. The First National shareholder meeting is scheduled to be held September 5, 2002 and a special shareholder meeting for First Community to vote on the First National merger is scheduled to be held September 6, 2002. This transaction is expected to close in September 2002 at which time First National will be merged into Rancho Santa Fe National Bank. The surviving bank will operate under the name First National Bank.

On May 14, 2002 First Community announced the signing of a definitive agreement and plan of merger pursuant to which Marathon Bancorp will merge with and into First Community, and Marathon Bank, a wholly-owned subsidiary of Marathon Bancorp, will merge with Pacific Western National Bank, a wholly-owned subsidiary of First Community (the "Marathon Agreement"). Marathon National Bank is a $109 million-asset bank located on West Olympic Boulevard in Los Angeles.

Pursuant to the Marathon Agreement, each Marathon Bancorp shareholder shall have the right to elect to receive for each share of Marathon common stock either cash or common stock of First Community with a value that depends on the average price of First Community common stock over a fifteen-day averaging period ending on the third business day prior to the Marathon shareholders' meeting. If the price of First Community common stock is greater than or equal to $19.50 and less than or equal to $23.30 over the fifteen-day averaging period, Marathon shareholders will have the right to elect to receive, for each share of Marathon common stock they hold, either cash or common stock of First Community with a value of $4.80 (valued at the average price over the fifteen-day averaging period). If the price of First Community common stock over the fifteen-day averaging period is greater than $23.30 or less than $19.50, Marathon shareholders will have the right to elect to receive an amount in cash or common stock that will be greater than or less than $4.80 per share, respectively.

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The Marathon Agreement provides that at least 50% of the consideration shall be in the form of First Community common stock. The merger is subject to standard conditions, including the approval of Marathon's shareholders and bank regulatory agencies. The pending merger with Marathon received regulatory approval on July 3, 2002 and the Marathon shareholder meeting will be held on August 19, 2002. The transaction is expected to close in August 2002, at which time Marathon Bank will be merged into Pacific Western, with Pacific Western remaining as the surviving bank.

Matthew Wagner, President and Chief Executive Officer stated: "Clearly we have had a busy and productive first half of 2002. Among other initiatives since year-end 2001, we have:

  •
  Completed the acquisitions of Pacific Western and Capital Bank during the first quarter and announced our intention to acquire Upland Bank, Marathon Bancorp and First National Bank which are estimated to close in the third quarter;

  •
  Secured financing for our expected acquisitions by completing a follow-on registered public offering of our stock in July for 3.4 million shares at $24.50 per share, excluding the over-allotment option, and issuing $10.0 million in trust preferred securities in June;

  •
  Maintained excellent credit quality in the Company's loan portfolio despite a weakening economy. At June 30, 2002, nonperforming assets totaled $9.0 million, or 1.02% of outstanding loans and OREO, as compared to $7.8 million, or 1.53% of outstanding loans and OREO, at December 31, 2001. The allowance for loan losses stood at $13.1 million, or 210.1% of nonaccrual loans and 1.49% of gross loans, at the end of the second quarter of 2002;

  •
  Increased the Company's diluted operating earnings per share to $0.44 per share in the second quarter of 2002 from $0.32 per share in the first quarter of 2002 and $0.25 per diluted share in the fourth quarter of 2001;

  •
  Realized a Net Interest Margin of 5.50% for the second quarter of 2002, an increase of 26 basis points over the first quarter of 2002. First Community achieved a cost of deposits of 0.96% for the second quarter of 2002. In addition, we continue to experience reduced time deposit costs as these deposits reprice in a lower rate environment;

  •
  Improved the Company's operating efficiency ratio to 65.2% in the second quarter of 2002 from 76.1% in the fourth quarter of 2001 and 71.7% in the first quarter of 2002 as a result of operating efficiencies realized through the consolidation of back office operations;

  •
  Successfully converted Pacific Western and Capital Bank to the same operating platform as the Company. Moreover the Company will realize further operating efficiencies as we continue to consolidate the back office operations during the latter half of 2002."

Mr. Wagner continued, "We are beginning to see the benefits of consolidation for our franchise, as evidenced by our results from the second quarter, which was the first full quarter that included the acquisitions of Pacific Western and Capital Bank. In addition, the announced acquisitions of Upland and Marathon will add to our presence in the Los Angeles area while the acquisition of First National creates the largest locally-owned community bank in the San Diego market. These recently announced acquisitions further our goals of forming an exceptional Southern California franchise while building value for our shareholders."

As of June 30, 2002, First Community Bancorp is approximately a $1.2 billion bank holding company. After completing the pending acquisitions of Upland, First National and Marathon, First Community will continue to have two wholly-owned banking subsidiaries, Pacific Western National Bank with 21 branches in Los Angeles, Orange, Riverside and San Bernardino Counties and Rancho Santa Fe National Bank, which will be renamed First National Bank, with 15 branches in San Diego County. Total assets of First Community are expected to be approximately $2.1 billion after closing all three pending acquisitions.

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UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2002	December 31, 2001
	(In thousands, except per share data)
Assets:
Cash and due from banks	$77,615	$68,513
Federal funds sold	7,500	36,190

Total cash and cash equivalents	85,115	104,703
Interest-bearing deposits in financial institutions	290	190
Federal Reserve Bank and Federal Home Loan Bank stock, at cost	2,165	2,137
Securities held to maturity	10,484	9,681
Securities available-for-sale	147,652	116,775

Total securities	160,301	128,593
Gross loans	883,818	502,090
Deferred fees and costs	(2,052)	(350)

Loans, net of deferred fees and costs	881,766	501,740
Allowance for loan losses	(13,136)	(11,209)

Net loans	868,630	490,531
Premises and equipment	10,494	5,914
Other real estate owned, net	2,797	3,075
Intangibles	49,146	9,793
Other assets	34,735	27,418

Total Assets	$1,211,508	$770,217

Liabilities and Shareholders' Equity:
Liabilities:
Noninterest-bearing deposits	$420,540	$275,616
Interest-bearing deposits	629,717	401,551

Total deposits	1,050,257	677,167
Accrued interest payable and other liabilities	13,848	8,651
Short-term borrowings	—	431
Convertible debt	654	671
Trust preferred securities	38,000	28,000

Total Liabilities	1,102,759	714,920
Shareholders' Equity:
Common stock	91,036	43,137
Retained earnings	16,161	11,852
Accumulated other comprehensive income (loss):
Unrealized losses on securities available-for-sale, net	1,552	308

Total Shareholders' Equity	108,749	55,297

Total Liabilities and Shareholders' Equity	$1,211,508	$770,217

Shares outstanding	7,546.8	5,277.4
Book value per share	$14.41	$10.48

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended June 30		6 Months Ended June 30
	2002	2001	2002	2001
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$15,507	$7,986	$27,317	$16,648
Interest on interest-bearing deposits in financial institutions	3	7	6	17
Interest on investment securities	1,946	1,396	3,800	2,974
Interest on federal funds sold	205	1,138	444	2,393

Total interest income	17,660	10,527	31,567	22,032
Interest expense:
Interest expense on deposits	2,529	2,511	4,978	5,212
Interest expense on short-term borrowings	32	112	38	201
Interest expense on convertible debt	10	13	14	24
Interest expense on trust preferred securities	572	218	1,100	433

Total interest expense	3,143	2,854	6,131	5,870

Net interest income:	14,518	7,673	24,436	16,162
Provision for loan losses	—	325	—	639

Net interest income after provision for loan losses	14,518	7,348	25,436	15,523
Noninterest income:
Service charges and fees on deposit accounts	1,229	567	2,344	1,118
Merchant discount fees	146	94	230	163
Other commissions and fees	349	285	752	569
Gain on sale of loans	145	64	209	169
Other income	1,195	90	1,538	199

Total noninterest income	3,064	1,100	5,073	2,218
Noninterest expense:
Salaries and employee benefits	5,362	2,967	10,059	6,419
Occupancy	1,225	719	2,305	1,449
Furniture and equipment	742	329	1,382 1	673
Data Processing	736	390	1,480	834
Other professional services	726	438	1,280	796
Business development	270	151	487	346
Communications	387	184	726	414
Stationery and supplies	199	59	320	107
Insurance and assessments	309	264	509	523
Cost of OREO	8	2	71	32
Goodwill amortization	—	76	—	134
Core deposit intangible amortization	339	—	339	—
Other	887	343	1,526	796

Total noninterest expense	11,190	5,922	20,482	12,523

Income (loss) before income taxes	6,391	2,526	10,027	5,218
Income taxes	2,531	1,039	4,005	2,154

Net income (loss)	$3,860	$1,487	$6,022	$3,064

Per share information:
Number of shares (weighted average)
Basic	7,542.3	4,546.7	7,019.6	4,474.1
Diluted	7,952.6	4,823.4	7,368.5	4,734.7
Income (loss) per share
Basic	$0.51	$0.33	$0.86	$0.68
Diluted	$0.49	$0.31	$0.82	$0.65

RESULTS OF OPERATIONS

	3 Months Ended June 30		6 Months Ended June 30
	2002	2001	2002	2001
Net income per share information:
Number of shares (weighted average, in thousands)	7,542.3	4,546.7	7,019.6	4,474.1
Diluted shares (weighted average, in thousands)	7,952.6	4,823.4	7,340.2	4,734.7
Basic income (loss) per share	$0.51	$0.33	$0.86	$0.68
Diluted income (loss) per share	$0.49	$0.31	$0.82	$0.65
Operating income per share information:
Basic operating income per share	$0.47	$0.34	$0.81	$0.71
Diluted operating income per share	$0.44	$0.32	$0.77	$0.68
Profitability measures based on net income:
Return on average assets	1.27%	0.94%	1.10%	0.99%
Return on average equity	14.7%	15.8%	14.0%	17.0%
Efficiency ratio	67.2%	67.5%	69.3%	68.1%
Profitability measures based on operating income:
Return on average assets	1.16%	0.99%	1.04%	1.03%
Return on average equity	13.4%	16.6%	13.2%	17.7%
Efficiency ratio	65.2%	66.6%	68.1%	67.4%
Reconciliation of net income to operating income (in thousands):
Net income	$3,860	$1,487	$6,022	$3,064
Merchant card portfolio gain, net of tax	(542)	—	(542)	—
Goodwill amortization	—	76		134
Core deposit intangible amortization, net of tax	197	—	197	—

Operating income	$3,515	$1,563	$5,677	$3,198

Operating revenues (in thousands):
Net interest income	$14,518	$7,673	$25,436	$16,162
Noninterest income	3,064	1,100	5,073	2,218
Merchant card portfolio gain	(934)	—	(934)	—

Operating revenues	$16,648	$8,773	$29,575	$18,380

Adjustments to expenses (in thousands):
Noninterest expense	$11,190	$5,922	$20,482	$12,523
Goodwill amortization	—	(76)	—	(134)
Core deposit intangible amortization	(339)	—	(339)	—

Operating expenses	$10,851	$5,846	$20,143	$12,389

UNAUDITED AVERAGE BALANCE SHEETS

	3 Months Ended June 30		6 Months Ended June 30
	2002	2001	2002	2001
	(In thousands)
Average Assets:
Loans, net of deferred fees and costs	$853,711	$367,149	$755,002	$362,920
Investment securities	140,701	92,023	142,198	96,503
Federal funds sold	64,052	106,829	54,465	98,865
Interest-bearing deposits in financial institutions	512	176	352	308

Average earning assets	1,058,976	566,177	952,017	558,596
Other assets	157,647	66,531	151,098	64,515

Average total assets	$1,216,623	$632,708	$1,103,115	$623,111

Average Liabilities and Shareholders' Equity:
Average Liabilities:
Noninterest-bearing deposits	$407,688	$223,844	$366,322	$227,246
Time deposits of $100,000 or more	118,039	53,199	106,217	52,728
Interest-bearing deposits	529,049	286,229	493,484	279,968

Average deposits	1,054,776	563,272	966,023	559,942
Other interest-bearing liabilities	33,926	14,953	32,355	14,369
Other liabilities	22,693	16,729	17,918	12,434

Average liabilities	1,111,395	594,954	1,016,296	586,745
Average equity	105,228	37,754	86,819	36,366

Average liabilities and shareholders' equity	$1,216,623	$632,708	$1,103,115	$623,111

Yield Analysis:
(Dollars in thousands)
Average earning assets	$1,058,976	$566,177	$952,017	$558,596
Yield	6.69%	7.46%	6.69%	7.95%
Average interest-bearing deposits	$647,088	$339,428	$599,701	$332,696
Cost	1.57%	2.97%	1.67%	3.16%
Average deposits	$1,054,776	$563,272	$966,023	$559,942
Cost	0.96%	1.79%	1.04%	1.88%
Average interest-bearing liabilities	$681,014	$354,381	$632,056	$347,065
Cost	1.85%	3.23%	1.96%	3.41%
Interest spread	4.84%	4.23%	4.73%	4.54%
Net interest margin	5.50%	5.44%	5.39%	5.83%
Average interest sensitive liabilities	$1,088,702	$578,225	$998,378	$574,311
Cost	1.16%	1.98%	1.24%	2.06%

CREDIT QUALITY MEASURES

	As of or for the Periods Ended
	6 Months 6/30/02	3 Months 3/31/02	Year 12/31/01	9 Months 9/30/01	6 Months 6/30/01	3 Months 3/31/01
	(Dollars in thousands)
Loans past due 90 days or more and still accruing	$—	$112	$—	$—	$—	$250
Nonaccrual loans and leases	6,237	6,205	4,672	6,103	11,225	11,340
Other real estate owned	2,797	2,747	3,075	309	654	654

Nonperforming assets	9,034	9,064	7,747	6,412	11,879	12,244

Impaired loans, gross	6,237	6,205	4,672	6,103	11,225	11,340
Allocated allowance for loan losses	(910)	(783)	(1,256)	(1,861)	(3,026)	(3,161)

Net investment in impaired loans	5,327	5,422	3,416	4,242	8,199	8,179

Charged-off loans year-to-date	2,220	1,039	2,666	2,065	1,798	119
Recoveries year-to-date	(1,181)	(429)	(1,203)	(710)	(618)	(182)

Net charge-offs (recoveries) (normalized) *	$1,039	$610	$1,463	$1,355	$1,180	$(63)

Allowance for loan losses to loans, net of deferred fees and costs	1.49%	1.70%	2.23%	2.63%	2.77%	3.15%
Allowance for loan losses to nonaccrual loans and leases	210.1%	218.6%	239.9%	167.9%	92.9%	98.9%
Allowance for loan losses to nonperforming assets	145.4%	149.6%	144.7%	159.8%	87.8%	91.6%
Nonperforming assets to loans and OREO	1.02%	1.13%	1.53%	1.65%	3.15%	3.43%
Annualized net charge offs to average loans	0.28%	0.38%	0.37%	0.50%	0.65%	(0.07)%
Nonaccrual loans to loans, net of deferred fees and costs	0.71%	0.78%	0.93%	1.57%	2.98%	3.18%

*
Normalized net charge-offs (recoveries) excludes $4,905,000 of First Professional loans charged-off in a one-time charge associated with the First Professional acquisition in the first quarter of 2001.

During the second quarter ended June 30, 2002, nonperforming assets declined slightly to $9,034,000 from $9,064,000 at March 31, 2002. Nonperforming assets increased during the quarter ended March 31, 2002 due primarily to the acquisition of Pacific Western National Bank and Capital Bank of North County. Nonperforming assets as a percentage of gross loans and OREO decreased to 1.02% at June 30, 2002 from 1.53% at December 31, 2001, due to a combination of an increase in outstanding loans and a decrease in nonperforming assets. The ratio of nonaccrual loans to loans, net of deferred fees and costs, declined to 0.71% as of June 30, 2002 from 0.93% as of December 31, 2001.

During the six months ended June 30, 2002 annualized net charge-offs (normalized) as a percentage of average loans decreased to 0.28% from 0.37% for the year ended December 31, 2001, due mainly to an increase in recoveries of previously charged-off loans. The ratio of allowance for loan losses to loans, net of deferred fees and costs, was 1.49% at June 30, 2002 and has been deemed by management to be adequate. Management is not aware of any additional significant loss potential that has not already been included in the estimation of the allowance for loan losses.

Forward-Looking Statements

This press release includes forward-looking statements that involve inherent risks and uncertainties. First Community Bancorp cautions readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include economic conditions generally, including those resulting from the terrorist attacks of September 11, 2001 and their aftermath, and competition in the geographic and business areas in which First Community Bancorp operates, inflation or deflation, fluctuations in interest rates, legislation and governmental regulation and the progress of integrating the operations of the banks we have acquired and expect to acquire in the third quarter.

Investors and security holders are urged to read the joint proxy statement-prospectuses and any other relevant documents filed with the Securities and Exchange Commission (the "Commission") regarding the business combination transactions referred to in this press release, when they become available, because they will contain important information. The joint proxy statement-prospectuses will be filed with the Commission by First Community Bancorp. Investors and security holders may obtain a free copy of the joint proxy statement-prospectuses (when they become available) and other documents filed by First Community with the Commission at the commission's website at www.sec.gov. The registration statements may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821. Attention: Lynn Hopkins. Telephone 714-671-6800.

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